Exhibit 99.1

IMMEDIATE

Dana Incorporated Names New Chief Financial Officer

MAUMEE, Ohio, Dec. 1, 2021 – Dana Incorporated (NYSE: DAN) today announced the appointment of Dana veteran Timothy R. Kraus as senior vice president and chief financial officer. Mr. Kraus succeeds Jonathan Collins, who will be leaving Dana to become CFO of Clarivate plc (NYSE: CLVT), a world-leading information and analytics provider. Mr. Collins will continue with Dana through Dec. 15 to assist with the transition.

An officer of the company with more than a decade of experience at Dana, Mr. Kraus most recently served as senior vice president of finance and treasurer. In this role, he was responsible for Dana’s global treasury operations, including corporate liquidity and cash and risk management. In addition, Mr. Kraus led Dana’s tax and business development activities – delivering on more than a dozen strategic acquisitions since 2016.

“Tim has been essential to the success of Dana’s transformation strategy, as we have repositioned the company with class-leading innovation and a global presence while improving the strength of our balance sheet,” said James Kamsickas, Dana chairman and CEO. “I’d like to thank Jonathan for his service and leadership as he ensures a smooth transition.”

Prior to joining Dana in 2010, Mr. Kraus held a number of leadership roles with Intelsat S.A.; Lear Corporation; and Ernst & Young LLP.

Mr. Kraus is a certified public accountant who earned a Bachelor of General Studies degree in accounting and economics from the University of Michigan and a Master of Business Administration in general management from Michigan State University.

About Dana Incorporated

Dana is a leader in the design and manufacture of highly efficient propulsion and energy-management solutions that power vehicles and machines in all mobility markets across the globe. The company is shaping sustainable progress through its conventional and clean-energy solutions that support nearly every vehicle manufacturer with drive and motion systems; electrodynamic technologies, including software and controls; and thermal, sealing, and digital solutions.

Based in Maumee, Ohio, USA, the company reported sales of $7.1 billion in 2020 with 38,000 associates in 33 countries across six continents. Founded in 1904, Dana was named one of “America’s Most Responsible Companies 2021” by Newsweek for its emphasis on sustainability and social responsibility. The company is driven by a high-performance culture that focuses on valuing others, inspiring innovation, growing responsibly, and winning together, earning it global recognition as a top employer, including “World’s Best Employer” from Forbes magazine. Learn more at dana.com.

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Investors:	Craig Barber
419-887-5166
craig.barber@dana.com

Media:	Jeff Cole
419-887-3535
jeff.cole@dana.com